Exhibit 1

PORTUGAL TELECOM, SGPS, S.A.

REPORT OF THE BOARD OF DIRECTORS

ABOUT THE OPPORTUNITY AND CONDITIONS OF
THE TENDER OFFER BY TERRA PEREGRIN —
PARTICIPAÇÕES SGPS, S.A.

9 December 2014

TABLE OF CONTENTS

1.	INTRODUCTION	3

2.	TERMS AND CONDITIONS OF THE TENDER OFFER	7

3.	OFFEROR’S STRATEGIC PLANS FOR PORTUGAL TELECOM	18

4. REPERCUSSIONS OF THE TENDER OFFER ON THE WORKERS’ INTERESTS AND WORK CONDITIONS AND IN THE FACILITIES WHERE PORTUGAL TELECOM OPERATES THEIR ACTIVITY		20

5.	TYPE AND AMOUNT OF THE CONTRIBUTION OFFERED	21

6. INTENTION OF THE MEMBERS OF THE BOARD OF DIRECTORS WHO ARE ALSO SHAREHOLDERS OF PORTUGAL TELECOM, REGARDING THE ACCEPTANCE OF THE TENDER OFFER		24

7.	OTHER INFORMATION	25

8.	REPORT APPROVAL BY THE BOARD OF DIRECTORS	27

LEGAL NOTICE		28

IMPORTANT NOTICE TO INVESTORS IN THE UNITED STATES OF AMERICA

This communication has been made public by Portugal Telecom, SGPS, S.A. (the “Portugal Telecom”). Investors are urged to read the Solicitation/Recommendation Statement on Schedule 14D-9 of Portugal Telecom when it is filed by Portugal Telecom with the U.S. Securities and Exchange Commission (the “SEC”), as it will contain important information. The Solicitation/Recommendation Statement and other public filings made from time to time by Portugal Telecom with the SEC are available without charge from the SEC’s website at www.sec.gov and at Portugal Telecom’s principal executive offices at Av. Fontes Pereira de Melo, 40, 1069-300, Lisbon, Portugal.

1.     INTRODUCTION

The Board of Directors of Portugal Telecom, SGPS, S.A. (“PT,” “Portugal Telecom” or the “Company”), a publicly held corporation incorporated and governed by Portuguese law, with headquarters at Avenida Fontes Pereira de Melo, 40, 1069-300 Lisbon, Portugal, registered at the Company Registration Office under corporate ID number 503215058, after receiving, on 1 December 2014, and analyzing the draft prospectus and draft launch announcement (“Draft Prospectus” and “Draft Launch Announcement,” respectively and the “Tender Offer Documents”) for the voluntary and general public tender offer acquisition of the totality of common shares and category A shares representing the totality of capital stock and voting rights of PT (“Shares”), including those shares corresponding to PT capital that underlie the American Depository Receipts (“ADRs”), which was the subject of the preliminary announcement published on 9 November 2014 (“Preliminary Announcement”), presented by Terra Peregrin — Participações SGPS, S.A. (“Offeror” and “Tender Offer”, respectively), hereby, as per the terms and for the purposes of number 1, article 181 of the Portuguese Securities Code (“Portuguese Securities Code”), manifests itself about the opportunity and conditions of the Tender Offer.

In accordance with the information found in the Tender Offer Documents, the Offeror is a company incorporated and governed by Portuguese law whose voting rights belong exclusively to Engineer Isabel dos Santos. While recognizing that Engineer Isabel do Santos can be considered to be a public and notable figure in Portugal, if we consider the fact that a large portion of the PT investor’s base is international, it would have been desirable and justifiable, to give more clarity with regards to the shareholders, to have been provided with more information about the business interests and economic capacity of the controlling shareholder of the Offeror.

The Tender Offer is general and voluntary, with the Offeror being bound to acquire the totality of Shares that are validly accepted within the Tender Offer, with the exception of those owned by persons who, not committed to the Tender Offer, proceed with the correspondent block during the Tender Offer period, not being equally included in the Tender Offer the 20,640,000 shares owned by PT itself.

This Tender Offer comes at a time when several steps are under way that comprise the process established through a memorandum of understanding disclosed to the market on 2 October 2013, by which Portugal Telecom, Oi, S.A. (“Oi”) and a number of other related entities intend to combine the businesses of PT and Oi (the “Business Combination”), focusing on a single listed entity, governed by Brazilian law, Telemar Participações, S.A. (“TmarPart” or “CorpCo”). Within the capital increase of Oi, closed on 5 May 2014, Portugal Telecom transferred to Oi the totality of its interest in the capital stock of PT Portugal, SGPS, S.A. (“PT Portugal”), a company that at the time detained the totality of operational assets and liabilities corresponding to the business of the Portugal Telecom group (with the exception of the shares direct or indirectly held in Oi and in Contax, S.A., even though the latter has been sold).

Within the scope of the Business Combination, and after the approval at the Portugal Telecom’s Shareholders Meeting held on 8 September 2014, as disclosed to the market on that same day, PT and Oi entered into a series of agreements, pursuant to which, in summary, (i) PT agreed to exchange with two subsidiaries of Oi the debt instruments issued by Rioforte Investments, S.A., with a nominal value of €897 million, in exchange for 474,348,720 common shares and 948,697,440 preferred shares of Oi (the “Exchange Shares”) (the “Exchange”), and (ii) PT will receive a nontransferable American type call option (a “Call Option”) to repurchase the Exchange Shares, with a call option price of R$2.0104 for common shares and R$1.8529 for preferred shares.

The closing of the Exchange and Call Option remains subject to the approval of the condition precedent by the Brazilian Securities and Exchange Commission, with such approval required to be granted by 31 March 2015, as provided in the agreements entered into between PT and Oi. The next steps for the Business Combination include, namely, (i) the incorporation of Oi shares in CorpCo (operation through which Oi will become a wholly owned subsidiary of CorpCo), (ii) the migration of CorpCo to the Novo Mercado segment of the BM&FBOVESPA, S.A. — Bolsa de Valores, Mercadorias e Futuros (“BM&FBOVESPA”), and (iii) the unification of the shareholder bases for the companies involved,  with the admission of CorpCo’s shares to trade at the BM&FBOVESPA, Euronext Lisbon regulated market (“Euronext Lisbon”) and the New York Stock Exchange (“NYSE”).

As a result of the Exchange, Portugal Telecom’s interest in Oi will be reduced from 39.7% to 27.48% (and not to 22.8%, as stated by the Offeror in the Tender Offer Documents, as further detailed in this document). After the completion of the Business Combination, the interest of the PT shareholders will be approximately 25.6% of CorpCo’s capital stock, which will include, after the closing of the Exchange, an indirect interest of 2.10 CorpCo shares for each PT share.

On the other hand, the Board of Directors of Portugal Telecom cannot ignore that the Tender Offer emerges within the context of the process of sale of PT Portugal by Oi, currently in progress, as already disclosed by Oi through a release dated 30 November 2014, in which the controlling shareholder of the Offeror — Engineer Isabel dos Santos, which also indirectly holds joint control of NOS, SGPS, S.A. (“NOS”), the second largest telecom operator in Portugal, and main competitor of PT Portugal — publicly disclosed her interest in participating.

Additionally, it should be emphasized that Engineer Isabel dos Santos is a shareholder of reference and the Chairman of the Board of Directors of Unitel S.A. (“Unitel”), the Angolan company in which Portugal Telecom has an interest through its indirect subsidiary, PT Ventures, SGPS, S.A. (“PT Ventures”). Within this context, it is important to consider the following elements which had, and continue to have, a relevant impact to Portugal Telecom’s activities and, subsequently, to those of Oi, thus negatively affecting the valuation of PT shares subject of this Tender Offer and, as such, the overall assessment of the Tender Offer:

•        Since 2012, Unitel is in a situation of noncompliance with PT Ventures in relation to the obligation to pay dividends for fiscal years subsequent to 2010 (inclusive(1)), in the aggregate amount of €347 million for fiscal years ended on 31 December 2012, 2011 and 2010, plus any potential dividends related to fiscal year ended on 31 December 2013, which were declared in 2014.

•        As previously announced by PT, between May and 6 October 2012, Unitel has made loans to Unitel International Holdings, B.V. (an entity controlled by the Offeror’s controlling shareholder, Engineer Isabel dos Santos, shareholder of Unitel and one of the joint controllers of ZOPT) in the aggregate amounts of €178.9 million and of 35 million U.S. dollars under a Facility Agreement. PT Ventures voted against the execution of such loans. PT Ventures was also informed that Unitel made additional loans to related parties during 2013.

•        As also announced, PT Ventures was further informed that Unitel registered in its individual financial statements a management fee in the aggregate amount of 155.7 million U.S. dollars to be paid to a third party.

(1)  As mentioned in the report and consolidated accounts for PT Portugal for the semester ended on 30 June 2014 (available for consultation on the PT Portugal website, at www.telecom.pt, and the CMVM website, at www.cmvm.pt).

•        The above mentioned situations significantly affected the valuation of Portugal Telecom’s assets contributed within the capital increase of Oi, closed on 5 May 2014 and, as such, the percentage of PT’s shareholding in Oi.

Summary of the conclusion of the Board of Directors

Aware of some of the limitations in the Tender Offer Documents, as further detailed in the current report, the Board of Directors understands that the Offeror’s intended goals are not sufficiently clear in this Tender Offer.

The report also identifies some deficiencies of the Tender Offer Documents received, since they are incomplete and imprecise, without complying, in some aspects, with the legal requirements regarding the quality of information, are unclear in relevant aspects, namely concerning the financing of the Tender Offer as well as identification of the Offeror and entities to whom the corresponding control can be attributed, and, thus, making it impossible for the Board of Directors to adopt, at this stage, a more substantiated position about some of the terms of the Tender Offer.

In summary, after analyzing the Tender Offer Documents, the Board of Directors considers the following:

•        The offered price of €1.35 (one Euro and thirty-five cents) does not reflect the intrinsic value of PT, including the value arising from the potential growth of Oi in the medium and long-term resulting from the consolidation process in the Brazilian telecommunications market;

•        The consideration proposed by the Offeror does not comply with the price requirements provided in article 188 of the Portuguese Securities Code, and those requirements are not alternative to the consideration offered to justify the Offer to be considered equitable;

•        The Offeror has provided insufficient information about funding the proposed Tender Offer and about the corporate group in which the Offeror belongs to;

•        The Offeror establishes a set of conditions which are questionable (since the verification of one of them is dependent on a third party — Oi) and/or incomplete for the launch of the Tender Offer;

•                  The Offeror contemplates a group of assumptions as potential bases for the amendment or cancellation of the Tender Offer, which should not be considered acceptable;

•        The Tender Offer has the effect of limiting Portugal Telecom’s power and action, creating a substantially artificial application of article 182 of the Portuguese Securities Code;

•   The opportunity of the Tender Offer is harmed by the limitations under which it is presented, not being clear the goals that the Offeror intends to proceed with the Tender Offer;

•        The Offeror has provided insufficient information about its strategic plans for Portugal Telecom;

•        The Offeror does not seem to give the Tender Offer the proper due care, especially with respect to the acquisition of ADRs and common shares of Portugal Telecom held by U.S. persons (for purposes of the applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”)).

The Board of Directors prepared this report based on its best knowledge and conviction and on the information available on the date this report was prepared and while also taking into account the limitations of the Tender Offer Documents above mentioned and better described throughout this report. The position of the Board of Directors regarding the aspects described in this section, as well as regarding the opportunity and the terms of the Tender Offer, will be complemented as per the amendments to the Tender Offer Documents. This report may not substitute, under any circumstance, the individual judgment each shareholder must exercise in his/her decision-making process.

The Preliminary Announcement of the Tender Offer is available for consultation by any interested party at the website of the Portuguese Securities Commission (“CMVM”), which address may be found at www.cmvm.pt, and the website of PT, which address may be found at www.ptsgps.pt.

2.     TERMS AND CONDITIONS OF THE TENDER OFFER

PT’s capital stock amounts to €26,895,375 (twenty-six million, eight hundred and ninety-five thousand, three hundred and seventy-five), represented by 896,512,500 (eight hundred and ninety-six million, five hundred and twelve thousand, five hundred) registered and book-entry shares, with a nominal value of €0.03 (three cents of an Euro) each, with the following distribution: 896,512,000 (eight hundred and ninety-six million, five hundred and twelve thousand) common shares and 500 (five hundred) category A shares.

The shares that represent PT’s capital stock are currently listed to  be traded on the Euronext Lisbon regulated market, managed by Euronext Lisbon — Sociedade Gestora de Mercados Regulamentados, S.A., under the codes ISIN PTPTC0AM0009 (common shares) and PTPTCXAM0005 (category A shares), and also on the NYSE, as ADRs.

2.1                              The Offeror

In accordance with the information found in the Tender Offer Documents, the Offeror is a company incorporated and governed pursuant to Portuguese law, with headquarters at Avenida da Liberdade, number 190, 1.º-B, in Lisbon, with capital stock of €51,000 (fifty-one thousand), represented by 600 (six hundred) shares with a nominal value of €85 (eighty-five) each, registered at the Company Registration Office under Corporate ID number 513301011.

The Board of Directors emphasizes the fact that the Offeror was constituted just two days prior to the publication of the Preliminary Announcement, with just over the minimum capital stock legally required for its respective type of business entity (limited liability company) and the fact that Engineer Isabel dos Santos is its controlling shareholder, owner of nearly the totality of its correspondent capital stock, more specifically, 599 (five hundred and ninety-nine) shares, corresponding to 99.83% of the Offeror’s capital stock, controlling all the voting rights inherent to the representative shares of the Offeror’s capital stock.

Besides the reference to the controlling shareholder, the Tender Offer Documents do not identify the persons affiliated with the Offeror, under article 20 of the Portuguese Securities Code  and Appendix II to CMVM Regulation 3/2006, mentioning on one hand in the Draft Prospectus that “On the date of this Prospectus, there is no other person in any of the situations under no. 1 of article 20 of the Portuguese Securities Code with the Offeror,” but also making several references, namely in section 3.3, to the “people or entities that are with the [Offeror] in any of the situations stipulated in no. 1 of article 20 of the Portuguese Securities Code.”

Furthermore, the Preliminary Announcement states that the Offeror’s voting rights “are totally imputable to Engineer Isabel dos Santos, and/or one or more companies, with headquarters in Portugal or abroad, in a majority or group relation with the Offeror and/or with Engineer. Isabel dos Santos,” without, however, including such language in the Tender Offer Documents (nor providing any explanation for such omission).

With regards to the incomplete and inconsistent information provided in this context, the Board of Directors understands that information regarding the chain of control above the Offeror and of its shareholders is being omitted, as required under articles 20 and 21 of the Portuguese Securities Code, the provision of which is required by article 138, number 1, item e) of the Portuguese Securities Code and by item 3.2 of Appendix II to CMVM Regulation 3/2006.

This fact assumes special importance since, if the Tender Offer had been made by the referred controlling shareholder or through any of affiliated entities normally used by the Offeror in its domestic and foreign investments, the Offeror would be prohibited from availing itself of the benefits prescribed under article 182 of the Portuguese Securities Code, since application of the said benefits, as provided under no. 6 of the same article 182, depends on reciprocity, where said companies would not be subject to the application of equivalent rules of protection of the objectives of an initial public tender offer.

By announcing the Tender Offer through a company apparently constituted with the exclusive goal of proceeding with the launch of the Tender Offer, with the minimum capital stock legally required, the Offeror’s controlling shareholder intends to benefit from the neutrality regime, which Portugal Telecom would not be subject to if the Tender Offer had been made without the use of such benefit.

Imposing such an obligation of neutrality on Portugal Telecom by applying this norm proves to be burdensome, if we consider, as mentioned above, that Engineer Isabel dos Santos holds, indirectly, joint control over NOS, the second biggest telecom operator in Portugal and PT Portugal’s principal competitor, and, as explained above, has declared interest in acquiring PT Portugal.

It should be mentioned that, as per no. 5 of article 182 of the Portuguese Securities Code, the Offeror is responsible for the damages caused by the decision to launch an initial public tender offer taken as the principal goal of placing the targeted company in the position of limited powers, as stipulated in article 182. Regardless of the objectives that the Offeror intends to pursue with this Tender Offer, the aforementioned legal protection granted to Portugal Telecom is also reduced to zero in this Tender Offer, since the Offeror was constituted with capital stock near the legal minimum, which is €51,000.

2.2                              Qualification of the Tender Offer

The Tender Offer is general and voluntary, encompassing the totality of Shares, including those shares corresponding to PT’s capital stock that underlie the ADRs, except for 20,640,000 PT shares owned by PT itself.

2.3                              Financial intermediary

The financial intermediary representing the Offeror and in charge of assisting the Tender Offer is Caixa — Banco de Investimento, S.A.

2.4                              Shares object of the Tender Offer

The shares subject to the Tender Offer are the totality of Shares — with the exception of the 20,640,000 shares owned by PT itself —, including the shares corresponding to PT’s capital stock that underlie the ADRs, which are validly accepted by the respective consignee and that are not held by entities that agree not to assist in the Tender Offer, accepting to block their shares until the respective closing. As per the terms of the Tender Offer Documents, the Offeror is not the owner, direct or indirect, of any Shares, and thus no voting rights inherent to the

Shares are imputable to the Offeror, as per the terms and for the purposes of number 1 of article 20 of the Portuguese Securities Code.

In the Tender Offer Documents, the Offeror states that the totality of shares representing Portugal Telecom capital stock are object of the Tender Offer, including the common shares of Portugal Telecom underlying the ADRs, including those common shares held by U.S. persons. However, as far as PT knows, up to the date on which this report was prepared, there is no indication or evidence that the Offeror has informed the U.S. shareholders of Portugal Telecom about the Tender Offer or the Tender Offer Documents, nor has filed any communication to that respect with the SEC.

Furthermore, by launching the Tender Offer only in Portugal, the Offeror is imposing on shareholders that hold ADRs, in the event they intend to accept the Tender Offer, the need to first convert their ADRs into common shares, which will entail significant costs for such conversion, without any assurance that such shares will be acquired in the Tender Offer, since the effectiveness of the completion of such Tender Offer is conditioned upon the Offeror’s acquiring at least 50.01% of Portugal Telecom’s voting rights. In addition, there would be an additional cost in converting such common shares back into ADRs if the Offeror does not acquire at least 50.01% of Portugal Telecom’s voting rights.

2.5                              Conditions for launching the Tender Offer and assumptions of the respective maintenance

As per the terms of the Tender Offer Documents, the launching of the Tender Offer is subject to the satisfaction of the following conditions precedent:

a)   Obtaining prior registration of the Tender Offer with the CMVM, as per the terms of number 2 of article 114 of the Portuguese Securities Code;

b)   A declaration by the CMVM of a derogation from the obligation to launch a subsequent initial public tender offer as a result of the acquisition of shares within the Tender Offer, in the terms of item a) of number 1 and of number 2 of article 189 of the Portuguese Securities Code, even if it is subordinate to the maintenance of the respective assumptions;

c)    A decision issued by the Portuguese Competition Authority not to oppose the acquisition of Shares;

d)   Obtaining prior authorization by the Brazilian National Telecommunications Agency — Agência Nacional de Telecomunicações (ANATEL) — even if the inclusion of such condition is subject to confirmation by ANATEL;

e) Obtaining authorization from a Shareholders Meeting of Portugal Telecom, even if conditioned upon the success of the Tender Offer, for the Offeror to acquire a share greater than 10% of the shares representing PT’s capital stock, pursuant to article 9 of PT’s bylaws, without establishing any other limit or condition;

f)               The amendment of Portugal Telecom’s bylaws, even if conditioned upon the success of the Tender Offer or even if only applicable to the Offeror or to entities in the capacity of Offeror, so that no limit to votes remains in place when made by a single shareholder, directly or through a representative, in its own name or as the representative of another shareholder;

g)    The modification of the instruments that grant Oi the option to cancel or to terminate the Call Option in the case of (i) approval of the amendment to Portugal Telecom’s bylaws, as referred to in item f) above, and (ii) Portugal Telecom directly or indirectly exercising competing activities with those maintained by Oi and any of its controlled entities in those countries in which they operate, on terms whereby this Call Option may only be attributed to Portugal Telecom shareholders who do not intend to tender their shares in the Tender Offer.

The Offeror also included an extensive set of assumptions in the Tender Offer Documents as potential bases for modifying or revoking the Tender Offer.

Derogation of the obligation to launch the subsequent initial public tender offer

With regard to this condition of launching the Tender Offer, referred to in item b) above, the Board of Directors considers doubtful the possibility of the CMVM to effectively recognize granting the derogation of the obligation to launch a subsequent initial public tender offer, if control of Portugal Telecom is obtained, since the consideration offered by the Offeror in this Tender Offer does not comply with the price requirement under article 188 of the Portuguese Securities Code, which demands that the consideration offered cannot be less than the higher of the highest price paid by the Offeror (or any other person with whom the Offeror is in any of the situations described in number 1 of article 20 of the Portuguese Securities Code) and the weighted average price determined in a regulated market, for the six-month period that preceded the Preliminary Announcement. The CMVM itself, in a communication dated 17 November 2014, has already expressed its view of the issue, requesting that the Offeror present, at the time of the Tender Offer registration request, its basis with respect to the justification and equity of the consideration proposed. For further information, see section 5 of this report.

Regardless, one should note the interpretation that results from the simple reading of article 188 of the Portuguese Securities Code, which is disregarded by the Offeror by trying to justify the Tender Offer, claiming it is fair. As per the terms of the law, and in order to obtain derogation from the obligation to launch a subsequent initial public tender offer, the Tender Offer cannot be less than the higher of the two aforementioned sums. That is the requirement that must be met by the Offeror, without the law predicting it is alternative with the presentation of a justification for the Tender Offer that establishes this fairness.

Also in legal terms, only if the Tender Offer cannot be determined by recourse to those criteria — which, in the case of this Tender Offer, is not verified — or if the CMVM understands that the Tender Offer (thus assessed) is not duly justified or is not fair, then the minimum tender offer will be set at the expense of the Offeror by an independent auditor designated by the CMVM and not by the Offeror. For these reasons, which attend to the strict reading and interpretation of applicable law, the Board of Directors understands that a derogation from the obligation to launch a subsequent initial public tender offer (corresponding to one of the conditions of the Tender Offer) should not be granted without the Offeror increasing its payment to a price at least equal to the weighted average of the Shares at Euronext Lisbon over the last six months

(that is, €1.83), in this Tender Offer the price requirement the law imposes as per the terms of article 188 of the Portuguese Securities Code has not been verified.

It should be noted that since this Tender Offer is general and voluntary, the Offeror will not be obliged to raise the consideration of the Tender Offer. However, if the Offeror maintains this Tender Offer with the current consideration even if it has not obtained the derogation and the Tender Offer is successful, the Offeror will be obliged to launch a subsequent initial public tender offer in which it will have to observe the minimum price requirements established in article 188 of the Portuguese Securities Code.

Decision not to oppose the acquisition of Shares by the Competition Authority

With regard to this condition of the Tender Offer, found in item c) above, and since the controlling shareholder of the Offeror is Engineer Isabel dos Santos, who, indirectly, has joint control of the second biggest telecommunications operator in the Portuguese market (NOS), the Board of Directors, contrary to what was previously informed by the Offeror in the Preliminary Announcement, understands that the appreciation by the Portuguese Competition Authority of this potential operation of company concentration will probably be a slow and complex process.

In reality, only a formalistic understanding in the sense of only considering the Offeror itself — without taking into account that the Offeror’s controlling shareholder is also the (joint) controller of NOS — would permit accepting the understanding defended by the Offeror in the sense of fair competition.

Actually, the fact that the Offeror included, since the initial publication of the Preliminary Announcement, a condition such as the one in item e) above and therefore demand that Portugal Telecom shareholders previously authorize the acquisition by the Offeror of a share greater than 10% of PT capital stock — an authorization demanded by article 9 of Portugal Telecom’s Bylaws for shareholders with activities that compete with those carried out by the companies in relation to control with PT — already clearly indicated that since that date, the Offeror considered itself a competitor of Portugal Telecom, to the point where the launching of the Tender Offer itself depends on obtaining the said authorization.

The expected delay in evaluating the relevant issues of competition, together with the intended subjecting of Portugal Telecom to the obligation of neutrality resulting from article 182 of the Portuguese Securities Code — a subjection with which, as stated, the Board of Directors disagrees, implies that the PT should adopt a position of neutrality during a long period, excessively limiting Portugal Telecom’s powers and action.

A situation such as this could, namely, harm the normal prosecution of the Business Combination, in the terms previously approved by Portugal Telecom shareholders. This is a situation even more unaffordable than the high possibility of the Competition Authority deciding to begin an in-depth investigation within the ambit of its appreciation of the operation, which could further extend this situation. It should also be pointed out that such a situation, by migration (although temporary) of management competences, of the Board of Directors to the Shareholders Meeting, will entail costs and stoppages with serious consequences for PT.

Obtaining prior authorization from ANATEL

With respect to this condition of the launch of the Tender Offer, referred to in item d) above, it is evident that the lack of certainty on the part of the Offeror related to the respective applicability, considering that the Tender Offer Documents reveal that the need for ANATEL’s prior authorization is subject to confirmation by that entity. Thus, the Board of Directors understands that the Offeror does not fully indicate the administrative authorizations that condition the launch of the Tender Offer, even though it is legally obliged to do so.

Modification of the instruments that grant Oi the option to cancel or terminate the Call Option

In relation to this condition for launching the Tender Offer, referred to in item g) above, the Board of Directors considers the imposition of conditions for launching the Tender Offer, the verification of which depends on the action of third parties — in this case, Oi — intends to limit the action by such third parties, which are independent from the Offeror and from the targeted company object of the Tender Offer. On the other hand, through a communication dated 10 November 2014, Oi has already considered unacceptable the Offeror’s decision to impose conditions related to Oi’s actions for launching the Tender Offer, and it explained that it would not make “any change in the company bylaws, Definitive Contracts and other signed instruments to meet any conditions stipulated in the public tender offer.”

Hence, in order for the current Tender Offer to progress, it is necessary that the Offeror abandon this condition, as it has done with the other conditions initially included in the Preliminary Announcement and since withdrawn by the Offeror after Oi released the referred announcement.

In any case, it is worth highlighting that we are facing a situation that requires the adoption of certain behavior by Portugal Telecom as well (that of proceeding with the re-opening, re-negotiation and changing the contractual instruments already entered into), under terms which the Board of Directors understands are not required from them, as a result of the launch of a public tender offer, which implies significant changes in the agreements entered into with Oi — even considering that such a change would be in favor of PT shareholders — which not only is not solely within the control of PT but also is understood not to be legitimately a matter that the Offeror may require from Oi.

On the other hand, the wording in this condition seems to presume that Portugal Telecom shareholders have the right to a Call Option, which is not true.  Actually — and as provided in the attached informative document to the Board of Directors proposal regarding the single topic on the agenda of the PT’s Shareholders Meeting held on 8 September 2014 — the Call Option is granted to Portugal Telecom and not to its shareholders, which, according to the agreement, is non-transferable. Therefore, the condition defined in items g) above can never happen under the conditions defined by the Offeror, without a profound change in the agreements entered into with Oi on 8 September 2014.

It is worth noting that, in the event the Offeror waives this condition, and the Tender Offer is successful, having complied with its statutory limits on counting of votes of Portugal Telecom, the shareholders that do not accept the Tender Offer will see the potential value of its interest in PT affected to the extent that the Call Option will be extinguished, leaving PT without the right to reacquire the Shares of Oi that have been subject to the Exchange.

The Offeror defines a set of unreasonable and illegitimate assumptions as potential basis for changing or revoking the Tender Offer that must not be considered acceptable.

Furthermore, the Offeror listed a set of assumptions in the Tender Offer Documents regarding the decision to launch the Tender Offer (see items 20 to 27 of the Draft Launch Announcement and pages 35 to 39 of the Draft Prospectus), which, in case it is not retained, the Offeror intends that it must be considered as changed circumstances for the purposes of proceeding with changes or reversal of the Tender Offer, according to provision in article 128 of the Portuguese Securities Code.

Some of these assumptions correspond to conditions prior to the launch of the Tender Offer included in the Preliminary Announcement, related with Oi and that the Offeror turned them into assumptions in order to maintain the Tender Offer, after the announcement of Oi dated 10 November 2014, whereby Oi considered such conditions unacceptable.

Evidently, this is a pathless way of trying to reintroduce conditions that were clearly unacceptable.

The following assumptions for maintaining the Tender Offer fall within this situation:

Suspension of the Business Combination process

The Board of Directors understands that the assumption included in item 20, sub-item i) of the Draft Launch Announcement (and in item A.i) on page 37 of the Draft Prospectus) — consolidated in the Offeror’s assumption that the Business Combination process will not be finished before the fifteenth day prior to the physical and financial settlement of the Tender Offer — cannot be considered acceptable as it is well known to all, including the Offeror itself, that the Business Combination is on-going.  Through this assumption, the Offeror intends to suspend, for the duration the Offeror wishes (since it depends on the Tender Offer deadline, which actually the Offeror does not define in the Tender Offer Documents, as it depends on the estimated long timeframe for the Competition Authorities to issue the decision), the Business Combination process that includes such complex and lengthy operations such as incorporating Oi stock into CorpCo, migrating CorpCo to the Novo Mercado segment of BM&FBOVESPA and unifying the shareholder bases of the companies involved in the aforementioned process.

It is worth mentioning that the Offeror does not justify its intention to suspend the Business Combination. On the other hand, the assumed suspension is not consistent with the Offeror’s statements that it intends to “keep the major strategic lines defined by the Board of Directors of the Target Company and the objectives inherent in the executed agreements between the Target Company and Oi and a set of other entities it is affiliated with, within the scope of the Business Combination.”

Furthermore, it is worth noting that the assumption under review could expose PT, beginning now, to eventual contractual and pre-contractual liabilities to Oi, which is a result that would be disadvantageous to the Offeror itself if the Tender Offer is successful.

Lack of instruments that define negative consequences in case of change of control of PT and any deliberations regarding sale or burden of relevant assets.

The assumption in item 23 of the Draft Launch Announcement (and item D on page 38 of the Draft Prospectus) — based on the lack of (i) any instruments that define negative consequences in case of a change of control of Portugal Telecom, and (ii) deliberations regarding sale or burden of relevant assets by Portugal Telecom competent body(ies), and / or Oi, and / or CorpCo, and / or their controlling shareholder companies, and / or other companies involved in the processes, disclosed or not, regarding sale or burden of relevant assets —equally cannot be considered acceptable.

Lack of instruments that define negative consequences in case of change in control at Portugal Telecom

Regarding this topic, it is well known to the public in general (since it is a matter that was disclosed in the Portugal Telecom annual governance report for the fiscal year ending on 31 December 2013, available at PT website, at www.ptsgps.pt and on the CMVM website, at www.cmvm.pt) that PT executed some agreements that may be changed or terminated in case there is change in control at Portugal Telecom — among those, the Private Instrument for Call Options Issued by Telemar Participações S. A., of Pasa Participações S.A., of EDSP75 Participações S.A. and other Oi Companies, executed on 25 January 2011; the Amendment to the TmarPart Shareholder Agreement, equally executed on 25 January 2011 between PT and TmarPart shareholders; and the shareholders’ agreement executed between PT and Samba Luxco S.à r.l. (Helios), on 13 August 2007, regarding Africa PT, B.V. (currently called Africatel, B.V.). Regarding this matter, the Offeror disregards market practices and the specific situation regarding Portugal Telecom, when it states that its decision to launch the Tender Offer is based on the assumption that there are no agreements that forecast negative consequences to Portugal Telecom if there is any change in control.

Lack of deliberations regarding disposal or encumbrance of relevant assets

Regarding this issue, it equally refers to circumstances the Offeror knows or should have known, since it had already been disclosed by Oi on the date the Offeror submitted the Tender Offer Documents to PT, through a notice dated 30 November 2014, that there is a PT Portugal sale process at an advanced stage, and it is best described in section 7.1 below, wherein, as stated above, the Offeror’s controlling shareholder declared its interest in taking part.

It is worth adding that identical considerations for the assumption in item 20, sub-item b) of the Draft Launch Announcement (and in item A.b) on page 36 of the Draft Prospectus) — that, without prior agreement with the Offeror, not to adopt deliberations regarding the disposal or encumbrance of relevant assets, by the competent Portugal Telecom bodies, and / or relevant companies, and / or its shareholder controlling companies, and / or other companies involved in the processes, disclosed or not,  that approve, for any reason, their sale or burden to any entity that is not within the Portugal Telecom domain or its group —, as well as others that may have the effect of enabling the Offeror to revoke or change the Tender Offer, if any decision is adopted by the competent bodies of Portugal Telecom such that it enables Oi towards selling PT Portugal.

Under article 128 of the Portuguese Securities Code, any Tender Offer change or revocation will only be possible if there is “any unpredictable and substantial change in circumstances that […] have given fundamental reasons to the decision to launch the Tender Offer, that exceed the risks inherent to the latter […].” Hence, the Tender Offer Documents should only defined assumptions in compliance with the legal requirements. However, and as demonstrated above, none of the above referenced assumptions are unpredictable, according to elements that were of public knowledge before the Preliminary Announcement.

Therefore, since the applicable requirements in article 128 of the Portuguese Securities Code are not met, it can be noted that the Offeror’s demands to extend the Tender Offer assumptions beyond the terms therein results in:

•       Creating an erroneous illusion that the scope of the Board of Directors is limited by those assumptions; and

•       Widening the range of situations that the Offeror may claim, albeit unfounded, a reason to change or reverse the Tender Offer.

Thus, the above identified assumptions as well as any indication of eventual consequences that are met (which shall not be applicable) must not be included in the definitive Tender Offer Documents.

2.6                              Consideration

The Offeror’s offered consideration will be paid in cash, and it is €1.35 (one Euro and thirty-five cents) per Share (including shares corresponding to PT capital stock that fall under ADRs), said amount “to be deducted from any (illiquid) amount that may be designated to each Share, either as dividends, advance profits for the current fiscal year or distribution of reserves or other sources, the deduction was made from the moment the right to the amount is detached from the Shares and if only that takes place before the financial settlement of the Tender Offer.”

According to the Draft Prospectus, the Offeror is to ensure the total consideration amount, in compliance with provision number 2 in article 177 of the Portuguese Securities Code. However, the Offeror does not provide any information how it intends to finance the Tender Offer, on the contrary, in a wording subject to confirmation, it refers that the “majority shareholder of the Offeror ensures that it has the necessary funds to capitalize the Offeror’s in order to provide the consideration payment, through increase in capital, supply agreement, benefit packages as supplementary payments or other forms of strengthening its own capital structure admissible by law. Considering that the Tender Offer is financed through its own funds, the success of the Tender Offer will not have any impact on the Offeror’s financial situation.”

Thus, there is no information whatsoever on where the funds will come from and if the funds that the Offeror’s controlling shareholder needs for the Offeror’s capitalization, which, it must be recalled, it was set up two days prior to the disclosure of the Draft Launch Announcement with a capital amount of only €51,000.

Thus, up to this date, we do not know of any other element so relevant as the evidence submitted to the CMVM regarding the Offeror’s ability to proceed with the consideration deposit or to provide the adequate bank guarantee.

2.7                              Deadline and minimum Shares to be purchased

The Offeror does not define any deadline as the timeframe to complete its Tender Offer. According to provisions in article 183 of the Portuguese Securities Code, the Tender Offer deadline — omitted by the Offeror — may vary from two to ten weeks, and as such, the Board of Directors is prevented from making any concrete statement about the adequacy of the Offer deadline.

The Offeror conditioned the effectiveness of the Tender Offer, within the scope of the Tender Offer, a given number of Shares that provide the Offeror to at least 50.01 % of the voting rights for the PT capital stock, in compliance with number 1 of article 20 of the Portuguese Securities Code.

According to the Tender Offer Documents, the result from the Tender Offer shall be assessed at a special market session regulated by Lisbon Euronext, and it is expected it will take place on the first business day after the Tender Offer deadline. If the Tender Offer is successful, the Offeror estimates the corresponding physical and financial settlement will take place on the second business day after the mentioned special session.

2.8                              Status as an open capital company

Under the terms of the Tender Offer Documents, the Offeror declared it reserves itself the right to employ the squeeze-out purchase mechanism provided in article 194 of the Portuguese Securities Code that allows it to purchase the remaining Shares within the following three months, if it reaches or exceeds, directly or according to the provisions in number 1 of article 20 of the Portuguese Securities Code (i) 90% of the voting rights corresponding to the PT capital stock and (ii) 90% of the voting rights covered by the Tender Offer, due to the Tender Offer and / or other transactions allowed by law and relevant to calculate such percentage.

Furthermore, the Offeror declared that it reserves itself the right to demand, in compliance with the provisions in article 27 of the Portuguese Securities Code, the loss of the status of PT as an open stock company if it purchases directly or in accordance with the provisions in number 1 of article 20 of the Portuguese Securities Code, 90 % or more of the Shares that represent the voting rights to PT capital stock, after the Tender Offer and / or any other transactions allowed by law and relevant to calculate such percentage.

Exercising the rights referred in the two previous paragraphs by the Offeror implies the immediate exclusion of Share trading in the regulated Euronext Lisbon market, and its re-admission forbidden for one year, in which case there may be shareholders who may have remained in the Company who cannot activate the squeeze out sale mechanism provided in article 194 of the Portuguese Securities Code.

2.9                              Expression of interest by PT shareholders

According to the terms in the Tender Offer Documents, the Tender Offer shall be executed on the Euronext Lisbon, where the recipients shall express acceptance of the Tender Offer during the Tender Offer period (which, however, is not known), through sell orders submitted to financial intermediaries qualified to provide the securities registration and deposit services and who have accounts opened for the corresponding securities.

3.              OFFEROR’S STRATEGIC PLANS FOR PORTUGAL TELECOM

3.1                              Opportunity of the Tender Offer

The Board of Directors understands the opportunity of the Tender Offer is impaired by the limitations it is subject to, at the stage of the Business Combination process, furthermore, it comes at a time when it had been widely disclosed by the media that PT Portugal could be subject to a sale by Oi, with the Offeror’s controlling shareholder already stated in public of its intention to take part in this process. Therefore, the Tender Offer effectively conditions and constrains the development of this process, with Portugal Telecom shareholders faced with an uncertain materialization alternative, including speculation as to whether the Offeror’s intention with the launch may actually be different from that effectively made explicit.

3.2                              Offeror’s Strategy

The declared Offeror strategy, upon launching the Tender Offer, consists of “acquiring an indirect minority participation in the stock capital of Oi.” The Offeror also mentions that “it sees the participation that it may come to directly acquire in the Target Company and indirectly in Oi as a long term strategic financial investment,” and furthermore that “it is firmly engaged in ultimately participating in the future development of the telecommunications market, taking financial profits from exploring assets it believes have the potential to grow and create value, by taking part in renowned institutions in the national and international telecommunications scenario.”

It is worth noting that the Offeror did not take into account that one of the objectives for Business Combination — which the Offeror supposedly does not intend to interfere — is the unification of the shareholder bases of the companies involved in the Business Combination, by attributing to Portugal Telecom shareholders shares that the former may have in CorpCo after executing the Exchange, which attribution is subject to the approval of the Board of Directors and the approval of a proposal of such board by the Shareholders of Portugal Telecom at a General Shareholders Meeting to be convened specifically for that purpose. As a result, as a result of that unification of shareholder bases, Portugal Telecom would reduce its participation in Oi through the attribution mentioned above in favor of the PT shareholders.

The Offeror adds that it is its intention in taking part in the consolidation moves in Brazil, contributing “towards growing and strengthening the shareholder structure in Oi, as it understands it is a unique opportunity in the current scenario to participate in the consolidation moves of the Brazilian telecommunications market which is drawing closer in the near future.” “Thus, in case of a successful Tender Offer, the Offeror intends to have an active voice in this process as a reference shareholder in Oi, intending to set up conditions whereby it rides out adverse periods the telecommunications sector faces, in particular in the Brazilian market.”

However, it seems to indicate that, in order to do so, it may frustrate shareholders’ expectations who eventually may not accept the Tender Offer, as they would be prevented from direct participation in the benefits of this consolidation process.

If the Offeror intends above all to have an interest in Oi, and thus “have an active voice” in the Brazilian telecommunications market and in the corresponding consolidation movement currently ongoing, maybe it would be more appropriate in order to achieve such goals that the Offeror launches a public tender offer for the shares of capital stock of Oi, instead of the shares of capital stock of Portugal Telecom.

Proceeding with its plans for Oi — and not for the target company in the Tender Offer, Portugal Telecom — the Offeror further states “that it is available to, together with Oi shareholders, strengthen the company’s financial ability and restructure its balance sheet at a critical time in the telecommunications market.” It is hard to understand how the Offeror intends to perform such goal, since it was set up approximately one month ago, with little more than the required minimum capital stock for the corresponding type of corporation (limited liability company), without any evidence provided about the financial ability of the Offeror or its shareholders. It can only be assumed the Offeror intends to conclude its financial strategy for Oi by resorting to available financing from its controlling shareholder, Engineer Isabel dos Santos — which is actually similar to what the Offeror intends to do to finance the Tender Offer. The Board of Directors highlights that this aspect supports another argument towards the theory it defends that the Offeror was set up, as a Portuguese corporation, with the intent to artificially benefit —from the favorable regulations governing public tender offers that impose limited powers on the Board of Directors of Portugal Telecom, under its neutrality obligations, as a result of the provisions in article 182 of the Portuguese Securities Code.

In addition, according to the terms of the Tender Offer Documents, the Offeror stated that it intends to “keep the major strategic lines defined by the Board of Directors of the Target Company and the objectives inherent to the agreements executed between the Target Company and Oi and a set of other related entities, within the scope of the Business Combination.” Furthermore, the Offeror states that it intends the Tender Offer to run “in parallel with the Business Combination process currently under way, however, without hampering it or affecting it in a negative way.”

Nonetheless, these announced goals do not seem to be consistent with the fact that the Offeror has established one particular condition to the launching of the Tender Offer, reflected in the changes to the instruments that confer Oi the cancellation option, or extinction of the Call Option (as further detailed in section 2.5 above). On the other hand, if the Offeror has the intention to carry on with the undergoing Business Combination Operation, without letting the Tender Offer hinder or affect it negatively, it is not understandable why the Offeror has established, as a precondition to maintaining their Tender Offer, that the Business Combination should not be completed before the fifteenth day prior to the physical and financial settlement of the Tender Offer, under penalty of revoking or altering the terms of the Tender Offer (precondition that has already been analyzed by the Board of Directors, in section 2.5 above of this report). Also, the Offeror does not indicate when they expect the said settlement to take place, which is particularly affected by the predictable delay of the analysis process by the Competition Authority.

In short — considering the fact that the Offeror is focused on Oi, and, contrary to what has been stated, it seems to disregard the Business Combination and its purposes — the Board of Directors considers that the Tender Offer Documents (and the Offeror as well) have not made explicitly clear the strategic planning for Portugal Telecom, and what the Company intends to do, if the Tender Offer is successful, which, according to the Board of Directors, it is a critical element in order to enable the shareholders’ evaluation whether to accept the offer or not.

4.              REPERCUSSIONS OF THE TENDER OFFER ON THE WORKERS’ INTERESTS AND WORK CONDITIONS AND IN THE FACILITIES WHERE PORTUGAL TELECOM OPERATES THEIR ACTIVITY

Given that, currently, PT does not have a significant number of employees, as a result of having contributed with the total amount of their operational assets and liabilities, with the exception of the shares which are directly or indirectly held at Oi and Contax, S.A. (which has been sold in the meantime), and considering Oi’s capital increase settled on 5 May 2014, there are no foreseeable consequences that might result from the Tender Offer on this level.

5.              TYPE AND AMOUNT OF THE CONTRIBUTION OFFERED

The Board of Directors considers that the offered price of €1.35 (one Euro and thirty-five cents) does not reflect the intrinsic value of PT, including the value arising from the medium and long term potential growth of Oi resulting from the consolidation process in the Brazilian telecommunications market.

First, the offered price is based on incorrect assumptions, namely regarding PT’s participation in Oi. In fact, the Offeror fails to consider that the shares that Oi will receive as a result of the closing of the Exchange will be treated as their own shares and therefore will not be considered in the totality of Oi Shares, and subsequently of CorpCo, for purposes of calculating the percentage held by PT and the remaining shareholders of Oi/CorpCo. With respect to the own shares currently held by Oi (before the Exchange), these are treated correctly by the Offeror.

The direct and indirect PT participation in Oi after the Exchange will be 27.48%, with 35.02% in common shares and 23.79% in preferred shares. This participation excludes Oi’s own shares (whether actual or as a result of the Exchange).

PT’s participation after (i) incorporating the Oi shares in CorpCo — which will involve all Oi shares that do not belong to CorpCo being traded for common shares of CorpCo, with Oi becoming a wholly owned CorpCo subsidiary — and (ii) CorpCo’s joining the Novo Mercado segment of BM&FBOVESPA — will be 27.69 % and not 23% as stated by the Offeror, or the equivalent of 2.10 shares by CorpCo for each share held by PT.

The price of the Tender Offer would be approximately €1.50 (one euro and fifty cents) per PT share, correcting PT’s shareholding in Oi to 27.69%, maintaining the remaining assumptions of the Tender Offer unchanged and considering the market price for common shares and preferred shares of Oi observed on 5 December 2014.

It is worth noting that the Offeror is incorrect to assert that, after the merger of shares of Oi with CorpCo, “Telemar (CorpCo) would have an interest on its own capital stock.”  In fact, after the merger of shares of Oi with CorpCo, this would only keep the Oi shares corresponding to 100%, whereby, the Oi shareholders (including PT) will have received shares of CorpCo.

It is worth noting that, at the time of implementing an alternative structure to the unification of the shareholder bases of the companies involved in the Business Combination that comes to be approved by the Board of Directors and approved by the General Shareholders Meeting, the PT shares that would be attributed to the shareholders would correspond to approximately 25.6% of CorpCo’s stock capitol.  This value takes into consideration the shares that will be distributed to Oi (currently a wholly owned subsidiary of CorpCo) as a PT shareholder and will thus be considered its own shares.

Additionally, the price offered, among other factors, does not incorporate the following:

•                  The offered price represents a 26% discount on the weighted average price by volume (VWAP) of PT shares traded during the six months prior to the Preliminary Announcement.

Implicit discount of contribution vs. VWAP of the six months prior to the Tender Offer

Last 6 months (12 May — 7 Nov)
VWAP (€)	1.83

Offered premium over VWAP	-26%

Source: Bloomberg

•                  PT share prices have traded, for the overwhelming majority of sessions, above the offered price since the Preliminary Announcement, in a context with absence of offers or indication of credible interest;

•                  The Tender Offer price considerations made by the Offeror in the Tender Offer Documents do not mention the incorporation of a PT control premium, and the annual average premium of M&A transactions executed in Portugal and Brazil in the last three years is estimated at 23%;

•                  The analysis on the determination of the value of the Call Option and the Rio Forte instruments made by the Offeror in the Tender Offer Documents contains limitations in its basis. Among other things, it uses a simplistic methodology (the implicit value resulting from the difference between the stock prices of PT shares and of the Oi shares held by PT, adjusted for PT’s net assets, not making the required careful and detailed individual analysis of the assets) and assumes an incorrect shareholding of PT in Oi (23% instead of the correct shareholding of 27.69%);

•                  Oi shares have been consistently trading above their stock exchange price since the Preliminary Announcement;

•                  The Tender Offer price considerations made by the Offeror in the Tender Offer Documents do not mention the potential increase in Oi’s value in the medium and long-term due to the consolidation process in the Brazilian telecommunications market, including as a result of synergy gains.

Research analysts estimate, on a conservative basis, current synergies amounting to approximately R$20 billion in a scenario where TIM would be integrated with Oi. Therefore, a significant impact may be expected on the price of Oi shares and consequently in PT.

On this subject, it is also worth noting that, apart from being widely considered by the research analysts and the companies involved, Oi has repeatedly made public its firm intention of leading the consolidation process.

It is also worth noting that the Offeror itself recognizes the great relevance of the consolidation process, since the Tender Offer Documents refer to it as a unique opportunity.

To sum up, the price offered does not reflect PT’s value, because, among other aspects, it is based on an incorrect shareholding of PT in Oi and does not correctly evaluate the assets that constitute PT, notably in terms of the perspectives of the increase in value of Oi within a consolidation process in the Brazilian market and the values associated to the Call Option and the Rio Forte instruments.

6.              INTENTION OF THE MEMBERS OF THE BOARD OF DIRECTORS WHO ARE ALSO SHAREHOLDERS OF PORTUGAL TELECOM, REGARDING THE ACCEPTANCE OF THE TENDER OFFER

The chart below shows the positions of each member of Portugal Telecom’s Board of Directors, who are also holders of the Company’s common shares, and their respective intentions regarding acceptance or non-acceptance of the Tender Offer, barring any change in circumstances, the conditions of the Tender Offer, or any other constraints that are unrelated to the Tender Offer:

Members of the Board of Directors	Number of shares held	Intention
Alfredo Baptista	8,193	Pending decision (3)
Carlos Alves Duarte (1)	40	Pending decision (3)
Francisco Ravara Cary	22,000	Non-acceptance
Gerald S. McGowan	60,000	Non-acceptance
João de Mello Franco (2)	12,986	Non-acceptance
Luís Pacheco de Melo	45	Pending decision (3)
Manuel Rosa da Silva (1)	90	Pending decision (3)
Nuno de Almeida e Vasconcellos	11,190	Pending decision (3)
Paulo Varela	7,134	Pending decision (3)
Pedro Durão Leitão (1)	758	Pending decision (3)
Rolando Oliveira	5,000	Pending decision (3)

(1) Has turned in his resignation letter on 28 November 2014.

(2) Chairman of the Board of Directors.

(3) This member of the Board of Directors informed that, considering the price and the other limitations to which the Tender Offer is subject, as detailed in this report, he still has not decided whether he will sell its shares in the Tender Offer.

7.              OTHER INFORMATION

Given that Portugal Telecom currently does not have a significant number of employees, due to the reasons mentioned in section 4 above, the Board of Directors has not received, as of this date, an opinion from the employees regarding possible repercussions which the Tender Offer might have on employment conditions.

None of the member of PT’s Board of Directors is a member of any governing body of the Offeror, or of any companies which are controlled or incorporated by and with the Offeror, nor do they have any relevant connections or specific interest in the Offeror, or in any companies which are controlled or incorporated by and with the Offeror, and therefore, none of the member of the Board of Directors is biased in their analysis of the Tender Offer.

7.1                              Negotiations of sale of PT Portugal by Oi

On 2 November 2014, Oi, the company in which Portugal Telecom has a direct and indirect 39.7% interest in the capital stock with voting rights, confirmed it received a firm offer from Altice S.A. (“Altice”) for the purchase of some of PT Portugal assets, in exchange of the payment of €7,000,000,000, according to notice disclosed by Oi dated 3 November 2014. The Tender Offer was evaluated by the Board of Directors of Oi.

On 30 November 2014, Oi announced that on 28 November 2014, their Board of Directors authorized Oi management to evaluate the firm offers received and to execute an exclusivity agreement with the Offeror that would submit the best proposal, according to Oi management’s and its consultants’ evaluation, and would be subject to negotiation and, in its final revision, submitted for the required corporate approval by Oi and Portugal Telecom for the potential divestiture of PT Portugal.

On 30 November 2014, Oi announced it had executed an exclusivity agreement with Altice for a period of up to ninety days in order to enable: (i) Oi and Altice to negotiate and agree to the final terms for the sale of PT Portugal and (ii) Oi to obtain the necessary corporate approvals to execute the divestiture of PT Portugal. On the same date, Oi received a new proposal by Altice and by another competitor.

On 8 December 2014, Oi announced that its Board of Directors approved the terms and conditions for the sale of PT Portugal to Altice. The effectiveness of the purchase and sale agreement will depend on the approval by the shareholders’ general meeting of Portugal Telecom, to be called in due course.

As per the announcement, the approved terms and conditions consider an enterprise value of €7,400,000,000, adjusting for cash and debt, and include an earn-out (deferred payment) of €500 million associated with future revenue generation by PT Portugal. The price to be paid by Altice will suffer adjustments usually adopted in similar transactions, in accordance with PT Portugal’s cash holdings on the closing of the transaction.

This operation does not include PT Portugal’s investments in Africatel GmbH & Co. KG and in Timor Telecom S.A., PT Portugal’s debt and the investments in Rio Forte Investments S.A. (which are the subject of the Exchange).

7.2                              Additional information

The director Rolando Oliveira is also, since its incorporation in 1998, director of Sport TV Portugal S.A., a company initially incorporated by and having as shareholders, in equal parts, PT Multimédia — Serviços de Telecomunicações e Multimédia SGPS, S.A. (then a company 100% held by Portugal Telecom), Rádio Televisão de Portugal, SGPS, S.A. (“RTP”) and Publicidade de Portugal e Televisão, S.A. (“PPTV”) (a company 100% held by the holding company of the Controlinveste group), which, in the meantime, has suffered the following corporate alterations:

•                  In 2004, RTP ceased to be a shareholder, and Portugal Telecom and Controlinveste became joint controllers of Sport TV, with a shareholding of 50% each in the share capital;

•                  In 2007, as a result of the spin-off of PT Multimédia, the 50% attributable to Portugal Telecom became exclusively attributed to PT Multimédia, which in the meantime has altered its name to ZON — Serviços de Telecomunicações e Multimédia, SGPS, S.A.;

•                  By the end of 2013, as a result of the concentration of Optimus and Zon, the control of the new company, which altered its name to NOS, became attributable to ZOPT, SGPS, S.A., a company where Engineer Isabel dos Santos, as above mentioned, holds joint control.

The above mentioned director understands that, notwithstanding the accumulation of duties referred to above, his participation in the drafting, discussion and voting of this report is not affected or conditioned.

8.              REPORT APPROVAL BY THE BOARD OF DIRECTORS

The current report received favorable approval at the meeting of the Board of Directors held to evaluate it on 9 December 2014. All directors present and represented at the meeting voted in favor. The directors Luís Pacheco de Melo and Manuel Rosa da Silva were not present or represented at the meeting.

LEGAL NOTICE

This report includes forecasts (“Forecasts”) and statements regarding the future (“forward looking statements” or “Statements”). These Forecasts and Statements include topics that are not historical facts, including, among others: (i) statements about the intentions of the Board of Directors or of PT; (ii) opinions or current expectations about PT operating results, financial conditions, liquidity, costs, perspectives, growth, strategy, plans, operational efficiency, competitive situation, management targets, the sector in which PT operates and other topics; (iii) information or statements regarding possible disadvantages of the Tender Offer; and (iv) statements preceded, followed by or including the words “believe,” “considers,” “understands,” “expects,” “anticipates,” “intends,” “is confident,” “plans,” “estimates,” “can,” “may,” “could” or by using the negation to this terminology or similar expressions.

In addition, it must be noted that, by their nature, Forecasts and Statements imply risks and uncertainties, since these deal with events which depend on circumstances that may or may not happen in the future. Therefore, the Board of Directors warns investors in general, and PT shareholders in particular, that the Forecasts and Statements, although were based on their best knowledge and conviction as well as on available information at the time these were prepared, they do not constitute performance guarantee, and the effective results may substantially differ from those, express or implicit, in this report. In addition, even if those results are in line with the Forecasts and Statements included in this report, such results or developments may not be indicative of results or developments in the future.

PT does not have the obligation to update or disclose any revision in the Forecasts and Statements included in this report to reflect any effective events or circumstances up to the present date.

This report does not exhaust all the information about PT disclosed to the market, and it is recommended that investors in general, and PT shareholders, in particular, review past press releases, publications and financial information disclosed by PT and available at www.ptsgps.pt and www.cmvm.pt.

Any of the following important factors, among others, may determine that PT results differ from any of the results forecast, expected or estimated in any of the Forecasts or Statements:

•                  Relevant adverse changes in economic conditions in relevant markets;

•                  Risks and uncertainties related with national or supranational regulation;

•                  Adverse resolution of issues subject to litigation.

Certain statements included in this report reflect the point of view or opinion of the PT Board of Directors and not tangible facts. Portuguese law is applicable to this report and all its content.

IMPORTANT NOTICE TO INVESTORS IN THE UNITED STATES OF AMERICA

This communication has been made public by Portugal Telecom, SGPS, S.A. (the “Portugal Telecom”). Investors are urged to read the Solicitation/Recommendation Statement on Schedule 14D-9 of Portugal Telecom when it is filed by Portugal Telecom with the U.S. Securities and Exchange Commission (the “SEC”), as it will contain important information. The Solicitation/Recommendation Statement and other public filings made from time to time by Portugal Telecom with the SEC are available without charge from the SEC’s website at www.sec.gov and at Portugal Telecom’s principal executive offices at Av. Fontes Pereira de Melo, 40, 1069-300, Lisbon, Portugal.